June 4, 2010

Securities and Exchange Commission
100F Street, N.E.
Washington D.C. 20549-7561

Re :	Infosmart Group, Inc.
File No.	001-15463

Commissioners:

We have read Item 4.01(a) of Form 8-K dated June 4, 2010, of Infosmart Group, Inc.and are in agreement with the statements contained therein insofar as they relate to our dismissal and our audit for the year ended December 31, 2009 and our reviews of interim financial statements up to the period ended March 31, 2010.  We are not in a position to agree or disagree with other statements contained therein in the Form 8-K.

Sincerely,

Parker Randall CF (H.K.) CPA Limited